CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As independent registered public accountants, we hereby consent to the use of our report dated December 26, 2012, on the financial statements of YCG Funds, comprising YCG Enhanced Fund (the “Fund”), as of December 17, 2012 and for the one day then ended and to all references to our firm included in or made a part of this Pre-Effective Amendment under the Securities Act of 1933 and Pre-Effective Amendment under the Investment Company Act of 1940 to the YCG Funds’ Registration Statement on Form N-1A.

/s/ COHEN FUND AUDIT SERVICES, LTD.

COHEN FUND AUDIT SERVICES, LTD.
Cleveland, Ohio
December 26, 2012